Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.

ROYALTY PURCHASE AGREEMENT

BETWEEN

ENANTA PHARMACEUTICALS, INC.

AND

OCM LIFE SCIENCES PORTFOLIO LP

DATED AS OF APRIL 25, 2023

i

INDEX OF DEFINED TERMS

2023 Letter Agreement	1
Affiliate	1
Affiliate Transferee	40
Agreement	1
Applicable Withholding Certificate	2
Bill of Sale and Assignment	2
Business Day	2
Cap Amount	36
Closing	10
Closing Date	10
Code	2
Confidential Information	26
Confidentiality Agreement	27
Consent	2
Contract	2
Control	2
Disclosure Document	2
Escrow Account	2
Escrow Agent	2
Escrow Agreement	2
Excluded Assets	2
Excluded Liabilities and Obligations	9
Excluded Products	3
Financial Crime Laws	3
Fourth Amendment	1
Fundamental Representations	3
Governmental Entity	4
Indemnified Party	35
Indemnifying Party	35
Judgment	4
Knowledge	4
Knowledge of Seller	4
Law	4
License Agreement	1
Licensee	1
Licensee Instruction Letter	11
Licensee-Abandoned Listed Patents	32
Listed Patents	16
Losses	34
MAVYRET	4
Modification	22
New York Courts	42
Non-Seller Percentage Interest	4
Non-Seller Royalty Parties	4
Other Listed Patents	32
Percentage Interest	4

Person	4
Proceeds	4
Purchase Price	9
Purchased Percentage Interest	4
Purchased Receivables	5
Purchased Royalty Period	5
Purchaser	1
Purchaser GP	5
Purchaser Indemnified Party	34
Purchaser Material Adverse Effect	5
Purchaser Non-Warranting Parties	39
Receivables	5
Relevant Products	5
Relevant Royalty Payment	5
Representatives	6
Required Royalty Parties	6
Required Royalty Party Participated Audit	22
Responsible Employee of Seller	6
Responsible Officer of Purchaser	6
Retained Receivables	6
Royalty Deductions	6
Royalty Parties	6
Royalty Reports	6
Sanctions	6
Second Amendment	1
Seller	1
Seller Indemnified Party	34
Seller IP Assets	6
Seller Material Adverse Effect	6
Seller Non-Warranting Parties	39
Seller Obligation	19
Seller Participated Audit	21
Specified Financing Statements	10
Specified Infringement	30
Specified Other Payments	7
Specified Representations	7
Standard Representations	37
Termination Date	43
Third Amendment	1
Third Party Claim	35
Threshold Amount	7
Threshold Date	7
Total Net Amount	7
Transaction Documents	7
UCC	8

ROYALTY PURCHASE AGREEMENT, dated as of April 25, 2023 (this “Agreement”), between ENANTA PHARMACEUTICALS, INC., a Delaware corporation, as Seller (“Seller”), and OCM LIFE SCIENCES PORTFOLIO LP, an Ontario limited partnership, as Purchaser (“Purchaser”).

INTRODUCTION

Seller is a party to the Collaborative Development and License Agreement, dated as of November 27, 2006, between Seller and AbbVie Inc. (as successor to Abbott Laboratories) (the “Licensee”), as amended, modified or supplemented by (i) the First Amendment to Collaborative Development and License Agreement, dated January 27, 2009, between the Licensee and Seller, (ii) the Second Amendment to Collaborative Development and License Agreement, dated December 9, 2009, between the Licensee and Seller (the “Second Amendment”), (iii) the Third Amendment to the Collaborative Development and License Agreement, dated as of October 20, 2014, between Seller and the Licensee (the “Third Amendment”), (iv) the Fourth Amendment to the Collaborative Development and License Agreement, dated as of March 3, 2015, between Seller and the Licensee (the “Fourth Amendment”), and (v) the letter agreement, dated February 10, 2023, between Seller and the Licensee (the “2023 Letter Agreement”) (such Collaborative Development and License Agreement as so amended, modified and supplemented, and as the same may be further amended, modified or supplemented from time to time, the “License Agreement”).

Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Receivables (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement.

In consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, (a) with respect to any Person (including Purchaser), any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, and (b) with respect to Purchaser, any Person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the equity interests of such Person.

“Applicable Withholding Certificate” means, for United States federal withholding tax purposes, a valid, true and properly executed IRS Form W-9 (or any applicable successor form) if Purchaser is a “United States person” (as defined in Section 7701(a)(30) of the Code) or a valid, true and properly executed applicable IRS Form W-8 (or any applicable successor form) certifying that Purchaser is exempt from United States federal withholding tax with respect to all payments in respect of the Purchased Receivables.

“Bill of Sale and Assignment” means that certain bill of sale and assignment, substantially in the form of Part B of the Disclosure Document, entered into by Seller and Purchaser as of the date hereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in (i) New York, New York, (ii) Boston, Massachusetts, or (iii) Toronto, Ontario, Canada are permitted or required by applicable Law to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto as may be enacted into law by the United States of America.

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, license, indenture, instrument or agreement, whether written or oral.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Disclosure Document” means the Disclosure Document, dated as of the date hereof, between Seller and Purchaser.

“Escrow Account” means the “Escrow Account” as defined in the Escrow Agreement.

“Escrow Agent” means Wilmington Trust, National Association, as escrow agent.

“Escrow Agreement” means that certain Escrow Agreement, substantially in the form of Part C of the Disclosure Document, entered into by Seller and the Escrow Agent, as supplemented by the Joinder Agreement (substantially in the form of Exhibit D thereto) entered into by Purchaser, Seller and the Escrow Agent.

“Excluded Assets” means collectively:

(a) the Seller IP Assets;

(b) any and all Relevant Royalty Payments to the extent attributable to Net Sales of Relevant Products sold prior to July 1, 2023 (including, for the avoidance of doubt, any amounts payable by the Licensee pursuant to Section 6.5.1(c)(ii) of the License Agreement in respect of any period of time prior to July 1, 2023);

(c) any and all royalty payments payable by the Licensee pursuant to the License Agreement (including, for the avoidance of doubt, any amounts payable by the Licensee pursuant to Section 6.5.1(c)(ii) of the License Agreement) other than the portion of the Relevant Royalty Payments that constitute Purchased Receivables;

(d) any and all reimbursements, research payments, milestone payments, royalty payments, operating income payments, sublicense income payments, overdue interest payments, fees, indemnification, damages, awards, settlement payments or any other payments, compensation or consideration of any kind (including Operating Income Payments, Sublicense Income Payments and royalty payments on any Additional Compounds) pursuant to Section 3.9, Article 5, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5.2, Section 6.5.3, the third-to-last sentence of Section 6.5.4 (with respect to payments to correct underpayments of Operating Income Payments and Sublicense Income Payments), Section 6.5.5 (with respect to overdue interest on Operating Income Payments, Sublicense Income Payments and milestone payments), Section 8.5.2(b) and Section 13.2 of the License Agreement;

(e) the Retained Receivables;

(f) any and all reimbursements, research payments, milestone payments, royalty payments, operating income payments, sublicense income payments, overdue interest payments, fees, indemnification, damages, awards, settlement payments or any other payments, compensation or consideration of any kind (including Operating Income Payments, Sublicense Income Payments and royalty payments on any Additional Compounds) to the extent attributable to any Excluded Product (or Net Sales thereof), which includes, for the avoidance of doubt, all Specified Other Payments; and

(g) any and all other rights of Seller to payment, compensation or consideration under or in respect of the License Agreement (other than (i) the Purchased Receivables, (ii) Proceeds payable to Seller in respect of unpaid Purchased Receivables and (iii) Proceeds payable to Seller as a result of actions taken by Seller in accordance with Sections 6.6 and 6.13 hereof that are to be shared with Purchaser in accordance with such Sections).

“Excluded Products” means all Royalty-Bearing Products other than Relevant Products. For the avoidance of doubt, (i) Co-Developed Products are Excluded Products regardless of whether they are sold within or outside of the Co-Development Territory and (ii) First Generation Products that contain paritaprevir (including VIEKIRA PAKTM, VIEKIRAXTM and EXVIERATM) are Excluded Products.

“Financial Crime Laws” means all Laws of the United States of America, the United Nations Security Council, the European Union, any Member State of the European Union, Canada and the United Kingdom relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or substantially similar or related activities.

“Fundamental Representations” means the representations and warranties in Sections [***].

“Governmental Entity” means any governmental agency, authority, commission, instrumentality or body.

“Judgment” means any judgment, order, injunction or decree.

“Knowledge of Seller” or “Knowledge”, when used with respect to Seller, means the current actual knowledge of any of (a) Jay R. Luly, President and Chief Executive Officer of Seller, (b) Nathaniel S. Gardiner, Senior Vice President and General Counsel of Seller; (c) Brendan Luu, Senior Vice President, Business Development of Seller; or (d) Paul J. Mellett, Senior Vice President, Finance & Administration and Chief Financial Officer of Seller, in each case after reasonable inquiry of personnel of Seller who are responsible for the applicable matter, but without any requirement to make any inquiries of third parties or any Governmental Entity, to perform any search of any public registry office or system, or to obtain any opinion of counsel.

“Law” means any law, statute, rule, regulation or ordinance issued or promulgated by a Governmental Entity.

“MAVYRET” means, collectively, (i) MAVYRET® (glecaprevir/pibrentasvir) and (ii) MAVIRET® (glecaprevir/pibrentasvir).

“Non-Seller Percentage Interest” means, with respect to any Non-Seller Royalty Party on any date, the percentage obtained by dividing such Non-Seller Royalty Party’s Percentage Interest on such date by the aggregate Percentage Interest of all Non-Seller Royalty Parties on such date. For the avoidance of doubt, Purchaser’s Non-Seller Percentage Interest in the Receivables, on any date, equals the percentage obtained by dividing the Purchased Percentage Interest on such date by the aggregate Percentage Interest of all Non-Seller Royalty Parties on such date.

“Non-Seller Royalty Parties” means the Royalty Parties other than Seller.

“Percentage Interest” means, with respect to any Royalty Party on any date, such Royalty Party’s percentage interest in the Receivables on such date. For the avoidance of doubt, Purchaser’s Percentage Interest in the Receivables, on any date, equals the Purchased Percentage Interest on such date.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity or organization.

“Proceeds” means any amounts actually received by Seller from a Person (other than a Royalty Party) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to, and to the extent involving, the Receivables, except for any such amounts that are required to be paid to the Licensee under Section 10.2.1 of the License Agreement or that are otherwise used to reimburse the Licensee for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes.

“Purchased Percentage Interest” means (a) a 54.5% undivided interest in the Receivables on any date before the Threshold Date and (b) a 0% undivided interest in the Receivables on any date on or after the Threshold Date.

“Purchased Receivables” means, collectively, (a) before the Threshold Date, 54.5% of all Receivables and (b) on and after the Threshold Date, 0% of all Receivables, it being understood and agreed that (i) prior to the Threshold Date, 45.5% of all Receivables shall constitute Retained Receivables, (ii) on and after the Threshold Date, 100% of all Receivables shall constitute Retained Receivables, and (iii) 100% of the portion of the Total Net Amount that exceeds the Threshold Amount shall belong to Seller and shall constitute Retained Receivables.

“Purchased Royalty Period” means, with respect to any Relevant Product and any country, the period beginning on (and including) July 1, 2023 and ending on (and including) the earliest of:

(a) the date on which the Royalty Term with respect to such Relevant Product in such country expires (as described in Section 6.5.1(a) of the License Agreement);

(b) June 30, 2032; and

(c) the effective date of termination of the License Agreement pursuant to Article 11 of the License Agreement.

“Purchaser GP” means OCM Life Sciences Portfolio G.P. Inc., in its capacity as general partner of Purchaser.

“Purchaser Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and (b) a material adverse effect on (i) the validity or enforceability of this Agreement against Purchaser or (ii) the rights of Seller under this Agreement.

“Receivables” means, collectively, (a) with respect to any Relevant Product and any country, each Relevant Royalty Payment to the extent attributable to Net Sales of such Relevant Product sold in such country during the Purchased Royalty Period applicable to such Relevant Product and such country and (b) any interest on any amounts referred to in the immediately preceding clause (a) payable by the Licensee pursuant to Section 6.5.5 of the License Agreement.

“Relevant Products” means all Royalty-Bearing Products that contain glecaprevir, other than any Co-Developed Product regardless of whether such Co-Developed Product is sold within or outside of the Co-Development Territory. For the avoidance of doubt, (i) MAVYRET is a Relevant Product and (ii) Excluded Products are not Relevant Products.

“Relevant Royalty Payment” means each payment payable by the Licensee pursuant to Section 6.5.1 of the License Agreement (including, for the avoidance of doubt, any amounts payable by the Licensee pursuant to Section 6.5.1(c)(ii) of the License Agreement) in respect of Net Sales of Relevant Products sold in each country, after giving effect to all Royalty Deductions applicable thereto. For the avoidance of doubt, Specified Other Payments are not Relevant Royalty Payments.

“Representatives” means, collectively, with respect to any Person, the limited partners, general partners, directors, officers, employees, attorneys, accountants, consultants and advisors of such Person.

“Required Royalty Parties” means, on any date, the Royalty Parties owning at least a majority of the aggregate Percentage Interests owned by all Royalty Parties on such date.

“Responsible Employee of Seller” means any employee of Seller referred to in the definition of “Knowledge of Seller” and any successor to such employee.

“Responsible Officer of Purchaser” means the President or any Vice President of Purchaser and any successor to such officer.

“Retained Receivables” means the portion of the Receivables that does not constitute Purchased Receivables.

“Royalty Deductions” means any adjustments, modifications, offsets, credits, reductions or deductions made to the Relevant Royalty Payments pursuant to the License Agreement (including any adjustments, modifications, offsets, credits, reductions or deductions made to the Relevant Royalty Payments pursuant to Section 6.5.1(b), Section 6.5.1(c), Section 6.5.1(d), Section 6.5.1(e), Section 6.5.1(g) and Section 6.5.6 of the License Agreement, in each case solely to the extent such Sections are applicable to the Relevant Products (or the Net Sales thereof)). For the avoidance of doubt, the deductions specified in the definition of “Net Sales” in the License Agreement shall not constitute “Royalty Deductions”.

“Royalty Parties” means Purchaser, Seller and any Person(s) (other than the Licensee and its respective Affiliates) to whom Seller may sell, transfer, assign or convey any right, title or interest in or to all or a portion of the Retained Receivables.

“Royalty Reports” means the quarterly reports required to be delivered by the Licensee pursuant to Section 6.5.1(g) of the License Agreement.

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the United States of America, the United Nations Security Council, the European Union, any Member State of the European Union, Canada or the United Kingdom, or any of the respective governmental institutions or agencies of any of the foregoing.

“Seller IP Assets” means, collectively, (a) the Abbott Patent Rights, (b) the Abbott Technology, (c) the Enanta Patent Rights, (d) the Enanta Technology, (e) the Joint Patent Rights, (f) the Joint Technology, (g) the Licensed Patent Rights, (h) the Patent Rights, (i) the Program Inventions, (j) the Program Patent Rights, (k) any rights to develop, make, use, have made, import, export, sell, have sold and/or offer to sell any Products, and (l) any other intellectual property or other proprietary rights of any kind that are owned or held by, or licensed to, Seller.

“Seller Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement, (b) a material adverse effect on (i) the validity or enforceability of this Agreement against Seller or (ii) the rights of Purchaser under this Agreement, (c) a material adverse effect on the rights of Seller under the License Agreement, or (d) a material adverse effect on the value of the Purchased Receivables (including the timing, amount or duration thereof).

“Specified Other Payments” means each payment payable by the Licensee pursuant to Section 6.5.1 of the License Agreement (including, for the avoidance of doubt, any amounts payable by the Licensee pursuant to Section 6.5.1(c)(ii) of the License Agreement) in respect of Net Sales of Excluded Products sold in each country. For the avoidance of doubt, Relevant Royalty Payments are not Specified Other Payments.

“Specified Representations” means the representations and warranties in Sections [***].

“Threshold Amount” means $284,000,000.

“Threshold Date” means the first date on which the Total Net Amount as of such date exceeds the Threshold Amount as of such date. For purposes of determining the Threshold Date (and calculating the Total Net Amount), (a) Purchased Receivables attributable to Relevant Royalty Payments made by the Licensee shall be deemed to have been remitted to (and received by) Purchaser in equal installments on each day of the calendar quarter in respect of which such Relevant Royalty Payment is made, and (b) all other amounts shall be deemed to have been remitted to Purchaser on the date on which such amounts were remitted to, or otherwise received by, Purchaser.

“Total Net Amount” means, as of any date, the excess of (i) the aggregate amount of all payments remitted to, or otherwise received by, Purchaser on or prior to such date pursuant to the Transaction Documents, including (a) all payments in respect of Purchased Receivables pursuant to the Escrow Agreement and Sections 6.2 and 6.4 (or otherwise), (b) the aggregate amount of Proceeds that are remitted to, or otherwise received by, Purchaser pursuant to Sections 6.6 and 6.13 (or otherwise), (c) the aggregate amount of consideration remitted to, or otherwise received by, Purchaser by virtue of its consent rights hereunder, and (d) the aggregate amount of all payments made by Seller pursuant to Section 7.1(a) (except, in all cases of this clause (d), to the extent such payments are paid to make Purchaser or any other Purchaser Indemnified Party whole with respect to an out-of-pocket Loss incurred by Purchaser or such other Purchaser Indemnified Party), after subtracting (ii) the sum of (a) the aggregate amount of all costs and expenses paid by Purchaser (and not reimbursed to Purchaser, whether by the Licensee, Seller or any other Person) on or prior to such date pursuant to Section 6.4(b)(i), Section 6.4(b)(ii), Section 6.6(d) (other than the last sentence thereof), Section 6.13(d) (other than the last sentence thereof) or Section 6.15(c), and (b) the aggregate amounts actually paid by Purchaser on or prior to such date as reimbursements for overpayments of Receivables pursuant to Section 6.2(d) (but only to the extent that such overpayments have been included in the calculation of the Total Net Amount as of such date under the immediately preceding clause (i)).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale and Assignment and the Licensee Instruction Letter.

“UCC” means Article 9 of the Uniform Commercial Code as in effect from time to time in the State of Delaware.

Capitalized terms used in this Agreement and not otherwise defined herein (including Abandoned Compound, Abbot Patent Rights, Abbott Technology, Annual Research Payments, Calendar Year, Candidate, Change of Control, Co-Developed Product, Co-Development and Profit Share Option, Compound, Enanta Patent Rights, Enanta Technology, First Generation Product, Joint Patent Rights, Joint Technology, Licensed Patent Rights, Net Sales, Operating Income Payments, Patent Rights, Products, Program Inventions, Program Patent Rights, Research Program Term, Royalty-Bearing Product, Second Generation Product, Shares, Sublicense Agreement, Sublicense Income Payments, Sublicensee and Third Party) shall have the respective meanings ascribed to them in the License Agreement. In the event a capitalized term used herein is defined in both this Agreement (other than by reference to the definition in the License Agreement) and the License Agreement, the meaning given to such term in this Agreement shall control.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) references to a Contract mean such Contract as from time to time amended, modified or supplemented, in each case to the extent not prohibited by such Contract or this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) references to an “Article” or “Section” refer to an Article or Section of this Agreement;

(f) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(g) references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before, on or after the date of this Agreement;

(h) references to this “Agreement” shall include a reference to the Disclosure Document (including the Schedule of Exceptions in Part A of the Disclosure Document), which constitutes a part of this Agreement and is incorporated herein for all purposes; and

(i) references in this Agreement to any term defined in the License Agreement and to any Section or other provision of the License Agreement refer to such term, Section or other provision of the License Agreement as in existence on the date of this Agreement (unless such term, Section or other provision of the License Agreement is amended, supplemented, modified or waived from time to time in compliance with Section 6.5 hereof, in which case such references in this Agreement shall be to such term, Section or other provision of the License Agreement as so amended, supplemented, modified or waived from time to time).

ARTICLE II

PURCHASE AND SALE OF PURCHASED RECEIVABLES

Section 2.1 Purchase and Sale of Purchased Receivables.

(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all liens, security interests and encumbrances of any nature whatsoever (other than those contemplated by this Agreement and the Escrow Agreement), all of Seller’s right, title and interest in and to the Purchased Receivables. It is understood and agreed that Purchaser shall not, by purchase of the Purchased Receivables, acquire any assets or rights of Seller under, or relating to, the License Agreement other than those specified in the immediately preceding sentence.

(b) Purchase Price. The purchase price for the Purchased Receivables is $200,000,000 (the “Purchase Price”).

Section 2.2 No Purchase or Sale of Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.

Section 2.3 No Obligations Transferred. Notwithstanding anything to the contrary contained in any Transaction Document, (a) the sale, transfer, assignment and conveyance to Purchaser of the Purchased Receivables pursuant to this Agreement shall not in any way subject Purchaser to, or transfer, affect or modify, any obligation or liability of Seller under the License Agreement and (b) Purchaser expressly does not assume or agree to become responsible for any obligation or liability of Seller whatsoever (except to the extent expressly contemplated by Section 6.2(d), Section 6.4 or Section 6.9), all of which obligations and liabilities (the “Excluded Liabilities and Obligations”) shall remain obligations or liabilities of Seller. As between Seller and Purchaser, Seller shall remain exclusively responsible for the satisfaction and performance of the Excluded Liabilities and Obligations (except to the extent expressly contemplated by Section 6.2(d), Section 6.4 or Section 6.9).

Section 2.4 Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Receivables. Neither Seller nor Purchaser intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Purchaser to Seller or a pledge, a security interest, a financing transaction or a borrowing;

and accordingly, Seller will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC and Seller does hereby authorize Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and Purchaser as the purchaser of the Purchased Receivables as may be necessary to perfect such sale (such financing statements, together with the financing statements referred to in the immediately succeeding sentence, the “Specified Financing Statements”). If, notwithstanding the intent of the parties hereto in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant security interests in and to the Purchased Receivables, and any “proceeds” thereof (as such term is defined in the UCC), for the benefit of Purchaser to secure payment to Purchaser of amounts equal to the Purchased Receivables as they become due and payable under the License Agreement, and Seller does hereby authorize Purchaser to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interests. Each of Seller and Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Receivables under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller. Notwithstanding the foregoing, nothing in this Section 2.4 shall bind Purchaser or Seller regarding the reporting of the transactions contemplated hereby for accounting purposes.

ARTICLE III

CLOSING; DELIVERABLES

Section 3.1 Closing. The closing of the purchase and sale of the Purchased Receivables (the “Closing”) shall take place at the offices of Foley Hoag LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m. New York City time on the date hereof, or at such other place, time and date as the parties hereto may mutually agree. The parties hereto expect to exchange documents electronically, and no party hereto shall be required to appear at any specific physical location to effect the Closing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 3.2 Payment of Purchase Price. At the Closing, Purchaser shall deliver to Seller payment of the Purchase Price by wire transfer of immediately available funds to the account specified by Seller in writing to Purchaser prior to the Closing Date and without any deduction for withholding or other taxes and without any other set-off or deduction of any kind.

Section 3.3 Closing Certificates.

(a) Seller’s Closing Certificate. At the Closing, Seller shall deliver to Purchaser a certificate of an officer or other authorized signatory of Seller, dated the Closing Date, certifying as to (i) the incumbency of the officer (or officers) or other authorized signatory (or authorized signatories) of Seller executing the Transaction Documents and (ii) the attached copies of Seller’s organizational documents and resolutions adopted by Seller authorizing the execution and delivery by Seller of the Transaction Documents and the consummation by Seller of the transactions contemplated by the Transaction Documents.

(b) Purchaser’s Closing Certificate. At the Closing, Purchaser shall deliver to Seller a certificate of an officer or other authorized signatory of Purchaser, dated the Closing Date, certifying as to (i) the incumbency of the officer (or officers) or other authorized signatory (or authorized signatories) of Purchaser and Purchaser GP executing the Transaction Documents to which Purchaser is a party and (ii) the attached copies of relevant extracts of Purchaser’s and Purchaser GP’s respective organizational documents and relevant extracts of resolutions adopted by Purchaser GP authorizing the execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated by such Transaction Documents.

Section 3.4 Bill of Sale and Assignment. At the Closing, Seller and Purchaser shall each deliver to the other party hereto a duly executed counterpart to the Bill of Sale and Assignment, evidencing the sale and assignment to Purchaser of the Purchased Receivables.

Section 3.5 Tax Forms. Prior to the Closing, Purchaser shall have delivered to Seller and the Escrow Agent an Applicable Withholding Certificate.

Section 3.6 Escrow Agreement. At the Closing, (a) Seller shall deliver to Purchaser and the Escrow Agent a counterpart of the Escrow Agreement and a counterpart of the Joinder Agreement to the Escrow Agreement referred to in the definition thereof, in each case duly executed by Seller, (b) Purchaser shall deliver to Seller and the Escrow Agent a counterpart of such Joinder Agreement duly executed by Purchaser and (c) each party hereto shall receive a counterpart of the Escrow Agreement and a counterpart of such Joinder Agreement, in each case duly executed by the Escrow Agent.

Section 3.7 Licensee Instruction Letter. [***] after the Closing, Seller shall deliver to the Licensee a duly executed letter of instruction, substantially in the form of Part D of the Disclosure Document (the “Licensee Instruction Letter”), and Seller shall deliver evidence of such delivery to Purchaser.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Except as set forth on, or disclosed in, Part A of the Disclosure Document, Seller hereby represents and warrants to Purchaser that as of the date hereof:

Section 4.1 Existence. Seller is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.

Section 4.2 Authorization. Seller has the requisite organizational power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller.

Section 4.3 Enforceability. Each of the Transaction Documents has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.

Section 4.4 Absence of Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not constitute a breach of or default under any provision of (a) the organizational documents of Seller, (b) any Law or Judgment applicable to Seller, (c) the License Agreement or (d) any Contract (other than the License Agreement) to which Seller is a party or by which Seller is bound, except, in the case of clauses (b) and (d), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.5 Consents. No Consent of any Governmental Entity or any other Person is required by or with respect to Seller in connection with the execution and delivery by Seller of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (a) the Licensee Instruction Letter, (b) the filing of the Specified Financing Statements with the Secretary of State of the State of Delaware, (c) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Seller Material Adverse Effect, and (d) such Consents as shall have been obtained on or prior to the date hereof.

Section 4.6 Litigation. No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the Knowledge of Seller, threatened, against Seller that, individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.7 Compliance with Laws. Seller has not violated, is not in violation of, has not been given written notice that it has violated, and, to the Knowledge of Seller, Seller is not under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any applicable Law or any Judgment of any Governmental Entity, court or arbitrator, which violation would reasonably be expected to result in a Seller Material Adverse Effect. Without limiting the generality of the foregoing, (a) Seller is not, and has not been in the three years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (b) Seller is not conducting, and has not conducted in the three years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.

Section 4.8 Brokers’ Fees. Other than the Escrow Agent (in accordance with the provisions of the Escrow Agreement), there is no investment banker, broker, finder, financial advisor or other Person who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

Section 4.9 License Agreement.

(a) License Agreement; Royalty Reports; [***]. Attached as Part 4.9(a) of the Disclosure Document are the following: (i) a true, correct and complete copy of the License Agreement (provided, however, that the copy of Exhibit A to the 2023 Letter Agreement contained in Part 4.9(a) of the Disclosure Document is redacted); (ii) the Royalty Reports in respect of each calendar quarter ended prior to the date hereof that have been received by Seller prior to the date hereof pursuant to the License Agreement; and (iii) all material written notices delivered to the Licensee by Seller, or by the Licensee to Seller, pursuant to the License Agreement relating to, or involving, the Purchased Receivables, in each case for purposes of this clause (iii) since [***] (excluding, for the avoidance of doubt, (x) correspondence related to the matter described in Section 2(h) of Part A of the Disclosure Document (since the substance of such correspondence is already summarized in such Section 2(h) and in the memorandum referred to therein that is included in Part 4.9(a) of the Disclosure Document), (y) drafts and prior versions of the 2023 Letter Agreement and any accompanying or related correspondence and (z) the development, commercialization, regulatory, public affairs, commercial and brand updates from the Licensee that Seller heretofore provided to Purchaser for review during due diligence). [***].

(b) Validity and Enforceability of License Agreement. The License Agreement is a valid and binding obligation of Seller and, to the Knowledge of Seller, of the Licensee, enforceable against each of Seller and, to the Knowledge of Seller, the Licensee in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice from the Licensee challenging the validity or enforceability of the License Agreement or any obligation of the Licensee to pay the Relevant Royalty Payments thereunder in accordance with the terms thereof.

(c) No Waivers, Releases or Amendments. Seller has not granted any material waiver under the License Agreement and has not released the Licensee, in whole or in part, from any of its material obligations under the License Agreement, including its obligation to pay Relevant Royalty Payments in accordance with the terms of the License Agreement. Since February 10, 2023 (which is the date of the 2023 Letter Agreement), Seller has not received from the Licensee any written proposal, and has not made any proposal to the Licensee, to amend or waive any provision of the License Agreement.

(d) No Termination. Seller has not (i) given the Licensee any notice of termination of the License Agreement pursuant to Section 11.2.2 or 11.2.3 of the License Agreement or (ii) received from the Licensee any written notice of termination of the License Agreement pursuant to Section 11.2.1, 11.2.2 or 11.2.3 of the License Agreement. To the Knowledge of Seller, no event has occurred that would give Seller a right to terminate the License Agreement pursuant to Section 11.2.2 or 11.2.3 of the License Agreement. Seller has not received any written notice from, or given any notice to, the Licensee expressing any intention or desire to terminate the License Agreement. Seller and the Licensee have not otherwise agreed with each other to terminate the License Agreement in whole or in part.

(e) No Abandoned Compound. Seller has not designated any Candidate as an Abandoned Compound pursuant to Section 11.3.6 of the License Agreement. To the Knowledge of Seller, no event has occurred that would give Seller a right to designate any Candidate as an Abandoned Compound pursuant to Section 11.3.6 of the License Agreement.

(f) No Breaches. Seller has not breached any provision of the License Agreement in any material respect, and, to the Knowledge of Seller, the Licensee has not breached any provision of the License Agreement in any material respect.

(g) Research Program Term. The Research Program Term expired prior to June 30, 2011.

(h) Other Payments Made. Seller has received from the Licensee the full amount of (i) the upfront fee referred to in Section 6.1 of the License Agreement, (ii) the purchase price for the Shares referred to in Section 6.2 of the License Agreement, (iii) the Annual Research Payments referred to in Section 6.3.1 of the License Agreement that were due and payable prior to the date hereof, (iv) the milestone payments referred to in Section 6.4.1 of the License Agreement that were due and payable prior to the date hereof, (v) the amounts specified on the cover page of the Royalty Reports referred to in Section 4.9(a) that were received by Seller in respect of the calendar quarters ended [***], and (vi) the amounts specified in the last row (the caption of which contains the phrase [***]) of the table on the last page (or, in the case of the Royalty Report for the calendar quarter ended [***], on the penultimate page) of the Royalty Reports referred to in Section 4.9(a) that were received by Seller in respect of the calendar quarters ended after [***].

(i) Royalty Deductions. No Royalty Deductions have been applied to the Relevant Royalty Payments other than (A) Royalty Deductions pursuant to Section 6.5.1(e) of the License Agreement in respect of Relevant Products (or the Net Sales thereof) and (B) Royalty Deductions as described in Section 2(e) of Part A of the Disclosure Document in respect of Relevant Products (or the Net Sales thereof). To the Knowledge of Seller, no event or condition exists that would permit the Licensee to claim any Royalty Deduction against payment of the Relevant Royalty Payments to Seller other than Royalty Deductions pursuant to Section 6.5.1(e) of the License Agreement in respect of the Relevant Products (or the Net Sales thereof). [***]. Other than in respect of the Royalty Deductions described in the three preceding sentences of this Section 4.9(i), Seller has not received any written notice (or, to the Knowledge of Seller, any other notice or communication) from the Licensee expressing an intention by the Licensee to take any Royalty Deductions or otherwise offset, credit against, reduce or deduct from the Receivables because of any amount owed or claimed owed from Seller to the Licensee.

(j) No Assignments. Seller has not consented to any assignment by the Licensee of, and, to the Knowledge of Seller, the Licensee has not assigned, the License Agreement or any part thereof. Except as contemplated by the Transaction Documents, Seller has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, the License Agreement or the Purchased Receivables.

(k) No Indemnification Claims. Seller has not given any notice to the Licensee pursuant to Section 13.3 of the License Agreement regarding any claims for indemnification under Section 13.2 of the License Agreement. The Licensee has not given any notice to Seller pursuant to Section 13.3 of the License Agreement regarding any claims for indemnification under Section 13.1 of the License Agreement.

(l) Audits. Seller has not initiated any inspection or audit of the Licensee’s records with respect to MAVYRET pursuant to Section 6.5.4 of the License Agreement.

(m) No Other Agreements. Other than the License Agreement, there are no Contracts between Seller, on the one hand, and the Licensee, on the other hand, that would reasonably be expected to result in a Seller Material Adverse Effect.

(n) Royalty-Bearing Product. MAVYRET is a Royalty-Bearing Product and a Second Generation Product. MAVYRET is neither a Co-Developed Product nor a First Generation Product.

(o) No Disputes. [***], Seller has not (i) received any written notice from the Licensee of any dispute in respect of the License Agreement or (ii) given any notice to the Licensee of any dispute in respect of the License Agreement. To the Knowledge of Seller, there are no existing facts or circumstances that would reasonably be expected to give rise to a dispute between Seller and the Licensee in respect of the License Agreement.

(p) Sublicenses. Seller has not received from the Licensee, pursuant to Section 8.3.2 of the License Agreement, any written notice of any sublicense granted by the Licensee under Section 8.3.2 of the License Agreement with respect to any Relevant Product.

(q) Co-Development and Profit Share Option. Seller has not exercised the Co-Development and Profit Share Option referred to in Article 5 of the License Agreement with respect to any Compound or Candidate.

(r) Diligence Obligations. Seller has not given to the Licensee any written notice of the type referred to in the third sentence of Section 4.3 of the License Agreement.

Section 4.10 Title to Purchased Receivables. Seller has good and valid title to the Purchased Receivables, free and clear of all liens, security interests and encumbrances of any nature whatsoever (other than those contemplated by this Agreement and the Escrow Agreement). Upon payment of the Purchase Price by Purchaser and the filing of the Specified Financing Statements, Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Receivables, free and clear of all liens, security interests and encumbrances of any nature whatsoever (other than those (i) contemplated by this Agreement and the Escrow Agreement and (ii) created, granted or incurred by, or in favor of, Purchaser). There are no Contracts to which Seller is a party pursuant to which any third party (other than the Licensee and Purchaser) has been granted any rights, entitlements or privileges to or in respect of the Purchased Receivables in whole or in part.

Section 4.11 Intellectual Property.

(a) Listed Patents. The issued patents and pending patent applications listed on Part 4.11(a) of the Disclosure Document are referred to in this Agreement as the “Listed Patents”. Part 4.11(a) of the Disclosure Document specifies (i) with respect to each Listed Patent that is an issued patent, (A) the jurisdiction in which such Listed Patent has issued as a patent and (B) the patent number of such Listed Patent, and (ii) with respect to each Listed Patent that is a pending patent application, (A) the jurisdiction in which such Listed Patent is pending and (B) the patent application number of such Listed Patent. [***].

(b) No Litigation. There are no pending or, to the Knowledge of Seller, threatened litigations, interferences, reexaminations, oppositions or like patent office proceedings involving any of the Listed Patents.

(c) Ownership of the Listed Patents. Seller is the owner of the entire right, title and interest in each of the Listed Patents, free and clear of any encumbrances (other than (x) the License Agreement (and any encumbrances referred to therein or contemplated thereby) and (y) any encumbrances arising by operation of Law). Seller has received no written notice that any Person other than Seller has a claim to ownership of the Listed Patents. To the Knowledge of Seller, the duty of candor to the United States Patent and Trademark Office has been met for the Listed Patents.

(d) Validity and Enforceability. To the Knowledge of Seller, each of the issued Listed Patents is valid and enforceable.

(e) Inventorship. Seller has not received any written notice from any Person, and otherwise has no Knowledge, that there is a Person who is or claims to be an inventor under any of the Listed Patents who is not a named inventor thereof.

(f) No Challenges. Seller has not received any written notice from any Person, and otherwise has no Knowledge, of any claim by any Person asserting that the manufacture, sale or use of MAVYRET infringes or will infringe any Person’s patents or other intellectual property rights.

(g) No Infringement. To the Knowledge of Seller, there is no Person who is engaging in or has engaged in any activity that infringes upon any of the issued Listed Patents.

(h) Prosecution, Maintenance, etc. The Licensee (i) has been prosecuting and maintaining the Listed Patents pursuant to Section 10.1.3(b) of the License Agreement, including, to the Knowledge of Seller, timely filing and maintaining supplementary protection certificates or like counterparts with respect to the Listed Patents where available and commercially reasonable to pursue, and (ii) has paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued Listed Patents. None of the issued Listed Patents have lapsed, expired or otherwise been terminated other than pursuant to the expiration of their natural terms. Seller has not assumed responsibility, pursuant to Section 10.1.6 of the License Agreement, to prosecute and maintain any of the Listed Patents.

Section 4.12 UCC Representations and Warranties.

(a) Seller’s exact legal name is, and for the prior five years has been, “Enanta Pharmaceuticals, Inc.”.

(b) Seller is incorporated, and for the prior five years has been incorporated, in the State of Delaware.

Section 4.13 Taxes. No deduction or withholding for or on account of any tax has been made from any payment by the Licensee to Seller under the License Agreement. Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under applicable Law and has paid all material taxes required to be paid, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to Seller, as in effect from time to time.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller that as of the date hereof:

Section 5.1 Existence. Purchaser is a limited partnership formed and existing under the Laws of the Province of Ontario, Canada. Purchaser GP is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Ontario, Canada, and is the sole general partner of Purchaser.

Section 5.2 Authorization. Purchaser and Purchaser GP, in its capacity as general partner of Purchaser, has the requisite organizational power and authority to execute, deliver and perform the Transaction Documents to which Purchaser is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by Purchaser and Purchaser GP, in its capacity as general partner of Purchaser.

Section 5.3 Enforceability. Each of the Transaction Documents to which Purchaser is a party has been duly executed and delivered by Purchaser and Purchaser GP, in its capacity as general partner of Purchaser, and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.

Section 5.4 Absence of Conflicts. The execution, delivery and performance by Purchaser and Purchaser GP, in its capacity as general partner of Purchaser, of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated thereby do not constitute a breach of or default under any provision of (a) the organizational documents of Purchaser or of Purchaser GP, (b) any Law or Judgment applicable to Purchaser or Purchaser GP, or (c) any Contract to which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, is a party or by which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, is bound, except, in the case of clauses (b) and (c), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.5 Consents. No Consent of any Governmental Entity or any other Person is required by or with respect to Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, in connection with the execution and delivery by Purchaser and Purchaser GP, in its capacity as general partner of Purchaser, of the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated thereby, except for (a) the Licensee Instruction Letter, (b) the filing of the Specified Financing Statements with the Secretary of State of the State of Delaware, (c) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Purchaser Material Adverse Effect, and (d) such Consents as shall have been obtained on or prior to the date hereof.

Section 5.6 Litigation. No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the knowledge of Purchaser, threatened, against Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, that, individually or in the aggregate, would reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.7 Compliance with Laws. Neither Purchaser nor Purchaser GP, in its capacity as general partner of Purchaser, has violated, is in violation of, has been given written notice that it has violated, and, to the knowledge of Purchaser, neither Purchaser nor Purchaser GP, in its capacity as general partner of Purchaser, is under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any applicable Law or any Judgment of any Governmental Entity, court or arbitrator, which violation would reasonably be expected to result in a Purchaser Material Adverse Effect. Without limiting the generality of the foregoing, (a) neither Purchaser nor Purchaser GP is, or has been in the three years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (b) neither Purchaser nor Purchaser GP is conducting, or has conducted in the three years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Purchaser or Purchaser GP to the risk of adverse measures pursuant to Sanctions.

Section 5.8 Brokers’ Fees. Other than the Escrow Agent (in accordance with the provisions of the Escrow Agreement), there is no investment banker, broker, finder, financial advisor or other Person who has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

Section 5.9 Financing. Purchaser has sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to satisfy its obligations to pay the Purchase Price. Purchaser has no reason to believe, and has not been provided with any notice (whether written or otherwise), that any of the Persons providing the commitments referred to above are unable or are not required or do not intend, for any reason, to satisfy their obligations under such commitments. Purchaser acknowledges that its obligations under the Transaction Documents are not contingent on obtaining financing.

Section 5.10 Tax Status. Purchaser is exempt from United States federal withholding tax on all payments with respect to the Purchased Receivables by reason of Article XI(1) and Article XII(3)(c) of the U.S.-Canada income tax treaty. Purchaser is acting as a principal, and not as an agent for any other Person, in connection with the execution, delivery and performance by Purchaser and Purchaser GP, in its capacity as general partner of Purchaser, of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated thereby.

Section 5.11 Purchaser Acknowledgment. Purchaser and Purchaser GP have such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transactions contemplated by the Transaction Documents. Neither Purchaser, Purchaser GP nor any of their respective Affiliates has any obligation to disclose any Confidential Information (as defined below) merely as a result of Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, entering into this Agreement or consummating the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Performance of License Agreement. Seller agrees that it shall (a) not breach the License Agreement in any respect material to the interests of Purchaser hereunder and (b) use commercially reasonable efforts to cure any such breach by Seller of the License Agreement.

Section 6.2 Misdirected Payments; Offsets by the Licensee.

(a) Payments to Purchaser. If Seller shall, notwithstanding the provisions of the License Agreement, the Escrow Agreement and the Licensee Instruction Letter, receive from the Licensee, the Escrow Agent or any other Person any Purchased Receivables, Seller shall promptly [***] following the date on which a Responsible Employee of Seller becomes aware of the receipt by Seller of such Purchased Receivables, remit to Purchaser such Purchased Receivables.

(b) Payments to Seller. If Purchaser shall, notwithstanding the provisions of the License Agreement, the Escrow Agreement and the Licensee Instruction Letter, receive from the Licensee, the Escrow Agent or any other Person (i) any Relevant Royalty Payment that does not consist entirely of Purchased Receivables, (ii) any Excluded Asset or (iii) a Total Net Amount that exceeds the Threshold Amount, Purchaser shall promptly [***] following the date on which a Responsible Officer of Purchaser becomes aware of its receipt thereof, remit to Seller (A) such Relevant Royalty Payment, or portion thereof, that does not constitute Purchased Receivables, (B) such Excluded Asset or (C) the portion of the Total Net Amount that exceeds the Threshold Amount, as the case may be.

(c) Offsets by the Licensee. If the Licensee sets off against the Receivables any amount owing from Seller to the Licensee in respect of any right of the Licensee against Seller arising from or in connection with any matter other than the Receivables (such amount owing from Seller to the Licensee, the “Seller Obligation”), then Seller shall promptly [***] following the date on which a Responsible Employee of Seller becomes aware of such set-off (including the amount thereof and the nature and extent of the Seller Obligation), pay to Purchaser a portion of the amount of such set-off in proportion to Purchaser’s Percentage Interest applicable at the time of such set-off. Notwithstanding anything to the contrary in the immediately preceding sentence, and for the avoidance of doubt, it is understood and agreed that

Seller shall not be required to make any such payment to Purchaser if the Threshold Date has occurred. For the avoidance of doubt, it is understood and agreed that to the extent the Licensee sets off against the Receivables an amount in respect of any Excluded Product (or the Net Sales thereof), the amount of such set-off shall constitute a Seller Obligation. After Seller makes the payment referred to in the first sentence of this Section 6.2(c), Seller shall be entitled to, and Purchaser shall not be entitled to, any amounts recovered from the Licensee in respect of such set-off.

(d) Overpayments. If at any time (including (x) in connection with any outstanding credits owed to the Licensee pursuant to the fourth sentence of Section 6.5.1(g) of the License Agreement, and (y) following the completion of any inspection or audit under Section 6.5.4 of the License Agreement) (i) Seller is required to reimburse the Licensee for any overpayment of Receivables, or (ii) the Licensee sets-off all or a portion of any overpayment of Receivables against payments that the Licensee owes to Seller in connection with any matter other than the Purchased Receivables, then Purchaser shall promptly upon request (which request shall include reasonable supporting details) reimburse such overpayment to Seller in proportion to Purchaser’s Percentage Interest that was applicable during the period to which such overpayment relates (taking into account any variation in such respective Percentage Interests over different time periods, if applicable), and, in the case of the immediately preceding clause (i), Seller shall promptly [***] after reimbursing the Licensee for such overpayment provide evidence reasonably satisfactory to Purchaser that such reimbursement was made.

(e) Remittances. All remittances pursuant to this Section 6.2 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to such account as the relevant payee may designate in writing to the other party hereto (such designation to be made [***] prior to any such payment).

(f) Status of Misdirected Payments. Each party hereto agrees that it shall hold any amounts received by it to which the other party hereto is entitled under Section 6.2(a) or Section 6.2(b) in trust for the sole benefit of the other party hereto and agrees that it shall have no right, title or interest whatsoever in such amounts.

Section 6.3 Royalty Reports; Notices; Correspondence. Promptly [***] following the receipt by Seller from the Licensee of (a) a Royalty Report or (b) any material written notice or material written correspondence relating to, involving or affecting, (A) the Purchased Receivables (including written notice of any Royalty Deductions or written notice regarding any negotiation of any adjustments to the formulas set forth in Section 6.5.1(e)(ii) of the License Agreement) pursuant to the License Agreement, or (B) [***], Seller shall furnish a copy of such Royalty Report or such notice or correspondence to Purchaser. Except for notices and correspondence required to be given or made by Seller (i) under the License Agreement or (ii) by applicable Law, Seller shall not send any notice or correspondence to the Licensee relating to, involving or affecting, the Purchased Receivables or [***], in each case, without the prior written consent of the Required Royalty Parties (such consent not to be unreasonably withheld, delayed or conditioned), unless the sending of such notice or correspondence would not reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables [***] or [***]. Seller shall, promptly [***] following the delivery thereof by Seller to the Licensee, provide to Purchaser a copy of any material notice or material correspondence sent by Seller to the Licensee relating to, involving or affecting, the Purchased Receivables or [***].

Section 6.4 Audits of the Licensee’s Records and Books.

(a) Consultation. Seller and Purchaser shall consult with each other (and, if applicable, any other Royalty Parties) as set forth in this Section 6.4 regarding the timing, manner and conduct of any inspection or audit of the Licensee’s records and books with respect to the Receivables pursuant to Section 6.5.4 of the License Agreement.

(b) Audits.

(i) Seller may, and if requested in writing by the Required Royalty Parties, shall, cause a nationally recognized independent certified public accountant to inspect or audit the Licensee’s relevant records solely with respect to matters related to the Receivables pursuant and subject to Section 6.5.4 of the License Agreement; provided, however, that the Required Royalty Parties shall not be entitled to request such an inspection or audit more frequently than once in any Calendar Year. With respect to any such inspection or audit, Seller shall select such nationally recognized independent certified public accountant as the Required Royalty Parties shall recommend for such purpose (as long as such independent certified public accountant is reasonably acceptable to Seller and the Licensee). Subject to the last sentence of this Section 6.4(b)(i), all of the costs and expenses of any such inspection or audit (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne (as such costs and expenses are incurred) by the Royalty Parties in proportion to their respective Percentage Interests that were applicable during the period being inspected or audited (taking into account any variation in such respective Percentage Interests over different time periods, if applicable), and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Percentage Interest of such costs and expenses. Notwithstanding the foregoing, any inspection or audit initiated at the request of the Required Royalty Parties as described in this Section 6.4(b)(i) shall include such additional matters unrelated to the Receivables but otherwise related to the License Agreement as reasonably requested by Seller and subject to the terms of Section 6.5.4 of the License Agreement (such inspection or audit, a “Seller Participated Audit”); provided that the costs and expenses of a Seller Participated Audit that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne (as such costs and expenses are incurred) 50% by Seller and 50% by the Non-Seller Royalty Parties in proportion to their respective Non-Seller Percentage Interests that were applicable during the period being inspected or audited (taking into account any variation in such respective Non-Seller Percentage Interests over different time periods, if applicable), and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Non-Seller Percentage Interest of such costs and expenses.

(ii) Subject to the last sentence of this Section 6.4(b)(ii), all of the costs and expenses of any inspection or audit initiated by Seller under Section 6.5.4 of the License Agreement solely with respect to matters unrelated to the Receivables (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) shall be borne by Seller (as such costs and expenses are incurred). Seller shall give the Required Royalty Parties [***] prior written notice before Seller initiates an inspection or audit under Section 6.5.4 of the License Agreement solely with respect to matters unrelated to the Receivables. If [***] after the Required Royalty Parties receive such a notice, the Required Royalty Parties reasonably request (by written notice to Seller) that additional matters solely related to the Receivables be included in such inspection or audit, then Seller shall include such additional matters subject to the terms of Section 6.5.4 of the License Agreement (such inspection or audit, a “Required Royalty Party Participated Audit”); provided that the costs and expenses of a Required Royalty Party Participated Audit that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne (as such costs and expenses are incurred) 50% by Seller and 50% by the Non-Seller Royalty Parties in proportion to their respective Non-Seller Percentage Interests that were applicable during the period being inspected or audited (taking into account any variation in such respective Non-Seller Percentage Interests over different time periods, if applicable), and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Non-Seller Percentage Interest of such costs and expenses.

(iii) If, following the completion of any inspection or audit under Section 6.5.4 of the License Agreement, the Licensee is required to make additional payments to Seller for underpayment of Receivables, then such payments received, after deduction (and reimbursement to the Royalty Parties) of all costs and expenses (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) borne by the Royalty Parties in connection with such inspection or audit pursuant to Section 6.4(b)(i) or Section 6.4(b)(ii) above (and that are not to be reimbursed pursuant to Section 6.4(b)(iv) below), shall be allocated among, and paid to, the Royalty Parties, in proportion to their respective Percentage Interests that were applicable during the period being inspected or audited (taking into account any variation in such respective Percentage Interests over different time periods, if applicable) (such payment, after giving effect to such deduction and reimbursement, is referred to in the immediately succeeding sentence as the “net payment”). Notwithstanding anything to the contrary in the immediately preceding sentence, and for the avoidance of doubt, it is understood and agreed that Purchaser shall not be entitled to receive any such net payment if the Threshold Date has occurred.

(iv) If, following the completion of any inspection or audit under Section 6.5.4 of the License Agreement, the Licensee reimburses Seller for the costs and expenses of such inspection or audit pursuant to the last sentence of Section 6.5.4 of the License Agreement, Seller shall promptly [***] following receipt by Seller of such reimbursement remit the amount of such reimbursement to the Royalty Parties in proportion to the portion of the costs and expenses of such inspection or audit that were paid, respectively, by such Royalty Parties pursuant to Section 6.4(b)(i) or Section 6.4(b)(ii) above.

Section 6.5 Amendment of License Agreement. Seller shall provide Purchaser a copy of any proposed amendment, supplement, modification or waiver (each, a “Modification”) of any provision of the License Agreement as soon as practicable [***] prior to the date Seller proposes to execute such Modification. Seller shall not, without the prior written consent of the Required Royalty Parties (such consent not to be unreasonably withheld, delayed or conditioned), execute or agree to execute any proposed Modification of the License Agreement if such Modification would reasonably be expected to adversely affect in any material respect (i) the value of the Purchased Receivables (it being understood and agreed that any proposed Modification to the provisions of the License Agreement governing the amount, timing or calculation of the Purchased Receivables (including the Royalty Deductions and any adjustments to the formulas set forth in Section 6.5.1(e)(ii) of the License Agreement) or the procedures for payment of the Purchased Receivables shall be deemed, for purposes of this Section 6.5, to have such an effect), or (ii) [***]. Promptly [***] following receipt by Seller of a fully executed Modification of the License Agreement, Seller shall furnish a copy of such Modification to Purchaser.

Section 6.6 Enforcement of License Agreement.

(a) Notice of Licensee’s Breaches. Promptly [***] following a Responsible Employee of Seller becoming aware of a breach of the License Agreement by the Licensee that would reasonably be expected to adversely affect in any material respect (i) the value of the Purchased Receivables (including the timing, amount or duration thereof) or (ii) [***], Seller shall provide notice of such breach to Purchaser.

(b) Enforcement of License Agreement. Seller and Purchaser (and, if applicable, any other Royalty Parties) shall consult with each other (and, if applicable, any other Royalty Parties) regarding any breach referred to in Section 6.6(a) and as to the timing, manner and conduct of any enforcement of the Licensee’s obligations under the License Agreement relating thereto.

(i) Enforcement. Seller may, and if requested in writing by the Required Royalty Parties [***] after receipt of notice of such breach pursuant to Section 6.6(a), shall, proceed, in consultation with the Required Royalty Parties, to use commercially reasonable efforts to enforce compliance by the Licensee with the relevant provisions of the License Agreement and to use commercially reasonable efforts to exercise such rights and remedies relating to such breach as shall be available to Seller, whether under the License Agreement or by operation of applicable Law.

(ii) Lead Counsel. In connection with any enforcement of the Licensee’s obligations under the License Agreement in respect of any breach referred to in Section 6.6(a), the lead counsel selected by Seller shall be such counsel as the Required Royalty Parties shall recommend for such purpose (as long as such counsel is reasonably acceptable to Seller).

(c) Allocation of Proceeds of Enforcement. The Proceeds of any enforcement of the Licensee’s obligations under the License Agreement in respect of any breach referred to in Section 6.6(a), after deduction (and reimbursement to the Royalty Parties) of all costs and expenses (including attorneys’ fees and expenses) incurred by the Royalty Parties in connection with such enforcement pursuant to the first two sentences of Section 6.6(d) below, shall be allocated among, and paid to, the Royalty Parties in proportion to their respective Percentage Interests (taking into account any variation in such respective Percentage Interests over different time periods, if applicable) (such payment, after giving effect to such deduction and reimbursement, is referred to in the immediately succeeding sentence as the “net payment”). Notwithstanding anything to the contrary herein, and for the avoidance of doubt, it is understood and agreed that Purchaser shall not be entitled to receive any such net payment if the Threshold Date has occurred.

(d) Allocation of Costs of Enforcement. All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with any enforcement of the Licensee’s obligations under the License Agreement in respect of any breach referred to in Section 6.6(a) shall be borne (as such costs and expenses are incurred) by the Royalty Parties in proportion to their respective Percentage Interests (taking into account any variation in such respective Percentage Interests over different time periods, if applicable) and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Percentage Interest of such costs and expenses. The Royalty Parties shall fund any retainers or advances required by the lead counsel selected pursuant to Section 6.6(b)(ii) for such enforcement (and that are incurred by Seller) in proportion to their respective Percentage Interests (taking into account any variation in such respective Percentage Interests over different time periods, if applicable) (such amounts to be credited or deducted from the actual amounts owed by the Royalty Parties under the immediately preceding sentence), and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Percentage Interest of such retainers and advances. Nothing contained herein shall limit any Royalty Party from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel selected pursuant to Section 6.6(b)(ii) for such enforcement.

(e) Other Matters. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, it is understood and agreed that (i) this Section 6.6 shall not apply to any enforcement of the Licensee’s obligations under the License Agreement to the extent relating to any Specified Other Payments or any Excluded Product, and (ii) all of the costs and expenses incurred by Seller in connection with any such enforcement shall be borne 100% by Seller and all of the proceeds of any such enforcement shall be allocated 100% to Seller.

Section 6.7 Termination of License Agreement; Designation as Abandoned Compound.

(a) Termination of License Agreement. Promptly [***] following a Responsible Employee of Seller becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to terminate the License Agreement pursuant to Section 11.2.2 or Section 11.2.3 of the License Agreement, Seller shall provide notice of such occurrence to Purchaser and consult with Purchaser (and, if applicable, any other Royalty Parties) in determining whether or not to exercise Seller’s right to terminate the License Agreement pursuant to such Sections of the License Agreement. In any event, Seller shall not exercise its right to terminate the License Agreement pursuant to Section 11.2.2 or Section 11.2.3 of the License Agreement, or agree with the Licensee to terminate the License Agreement, except with the prior written consent of the Required Royalty Parties (such consent not to be unreasonably withheld, delayed or conditioned).

(b) Designation as Abandoned Compound. Promptly [***] following a Responsible Employee of Seller becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to designate any Relevant Product as an Abandoned Compound pursuant to Section 11.3.6 of the License Agreement, Seller shall provide notice of such occurrence to Purchaser and consult with Purchaser (and, if applicable, any other Royalty Parties) in determining whether or not to exercise Seller’s right to designate such Relevant Product as an Abandoned Compound pursuant to such Section of the License Agreement. In any event, Seller shall not exercise its right to designate such Relevant Product as an Abandoned Compound pursuant to Section 11.3.6 of the License Agreement except with the prior written consent of the Required Royalty Parties (such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.8 Approval of Assignments of License Agreement.

(a) Assignments by Licensee. Promptly [***] following receipt by Seller of a written request from the Licensee for consent to assign the License Agreement (in whole or in part) pursuant to Section 14.11 of the License Agreement, Seller shall provide notice thereof to Purchaser. Seller and Purchaser shall consult with each other (and, if applicable, any other Royalty Parties) regarding whether to grant such consent. In any event, Seller shall not grant or withhold such consent without the prior written consent of the Required Royalty Parties (such consent of the Required Royalty Parties not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary contained in this Section 6.8, and for the avoidance of doubt, no consent of Purchaser shall be required in connection with any assignment of the License Agreement by the Licensee that does not require the consent of Seller under Section 14.2 or 14.11 of the License Agreement (including, for the avoidance of doubt, a Change of Control with respect to the Licensee).

(b) Assignments by Seller. Seller may not assign the License Agreement (in whole or in part) without the prior written consent of the Required Royalty Parties (such consent not to be unreasonably withheld, delayed or conditioned); provided that no such consent shall be required in connection with (i) any assignment, sale or transfer (in whole or in part) of Seller’s right, title and interest in and to any of the Excluded Assets (including the Retained Receivables), other than any Seller IP Assets described in clauses (a) through (k) of the definition thereof solely to the extent relating to the Relevant Products, or the delegation of any of Seller’s duties with respect to any of the Excluded Assets (including the Retained Receivables), or (ii) any assignment of the License Agreement by Seller that (x) does not require the consent of the Licensee under Section 14.2 or 14.11 of the License Agreement (including, for the avoidance of doubt, a Change of Control with respect to Seller) and (y) that is made in conjunction with an assignment of this Agreement pursuant to the proviso to Section 8.5(b) of this Agreement.

(c) Copies of Assignments. Promptly [***] following Seller’s receipt of any fully executed assignment of the License Agreement by the Licensee or Seller (other than any assignment, sale, transfer or delegation that is described in clause (i) of the proviso to Section 6.8(b)), Seller shall furnish a copy of such assignment to Purchaser.

Section 6.9 Confidentiality.

(a) Confidentiality. Purchaser shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives) and shall cause its Affiliates and its and its Affiliates’ Representatives to keep confidential and not disclose to any Person, any Confidential Information (as defined below). Purchaser shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, use the Confidential Information solely in connection with Purchaser’s administration of the Transaction Documents (and not for any other purpose). The foregoing obligations shall continue until the later of (x) the first anniversary of the Termination Date (as defined below) of this Agreement and (y) the date of expiration of the confidentiality obligations of Seller under the License Agreement. For purposes of this Section 6.9, the term “Representatives”, when used with respect to Purchaser, also includes the existing and prospective lenders of Purchaser and its Affiliates, but only as long as such existing and prospective lenders have agreed to be bound by the provisions of this Section 6.9 or are otherwise subject to restrictions of confidentiality that are at least as restrictive as those set forth in this Section 6.9.

(b) Confidential Information. “Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning, or relating in any way, directly or indirectly, to Seller, Seller’s Affiliates, this Agreement, the License Agreement, the Relevant Products or the Receivables, including (i) this Agreement, the License Agreement and any license, sublicense or other agreements involving or relating in any way, directly or indirectly, to the Receivables or the intellectual property, compounds or products giving rise to the Receivables, whether or not such licenses, sublicenses or other agreements currently exist, are executed after the date hereof, or have been previously terminated, and including all terms and conditions hereof and thereof and the identities of the parties thereto, (ii) any Royalty Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement (including this Article VI) and any other reports, data, information, materials, notices, correspondence or documents of any kind relating in any way, directly or indirectly, to Seller, Seller’s Affiliates, this Agreement, the License Agreement, the Relevant Products, the Receivables or the intellectual property, compounds or products giving rise to the Receivables, and including reports, data, information, materials, notices, correspondence or documents of any kind delivered pursuant to or under this Agreement or any of the other agreements referred to in the immediately preceding clause (i), and (iii) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Receivables or the compounds or products giving rise to the Receivables. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) was known by Purchaser on a non-confidential basis at the time such information was disclosed to Purchaser, its Affiliates or its or its Affiliates’ Representatives in accordance herewith or in accordance with the Confidentiality Agreement (as defined below), as evidenced by its written records or other competent evidence; (B) was or becomes generally available to the public (other than as a result of a disclosure by Purchaser, its Affiliates or its or its Affiliates’ Representatives in violation of this Agreement or the Confidentiality Agreement); (C) became or becomes known to Purchaser, its Affiliates or its or its Affiliates’ Representatives on a non-confidential basis from a source other than Seller, its Affiliates and its and its Affiliates’ Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Purchaser, its Affiliates or its or its Affiliates’ Representatives); provided that Purchaser had no reason to believe that such source did not have the right to disclose such information to Purchaser, its Affiliates or its or its Affiliates’ Representatives, as the case may be (without breaching any legal, contractual or fiduciary obligation to Seller, the Licensee or any of their respective Affiliates); or (D) is or has been independently developed by Purchaser, its Affiliates or its or its Affiliates’ Representatives without use of or reference to the Confidential Information, as evidenced by its written records or other competent evidence.

(c) Permitted Disclosures. In the event that Purchaser or its Affiliates or any of its or its Affiliates’ Representatives are requested by a governmental or regulatory or self-regulatory authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory or self-regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, Purchaser shall promptly, to the extent permitted by Law, notify Seller in writing of such request or requirement so that Seller may seek an appropriate protective order or other appropriate remedy (and if Seller seeks such an order or other remedy, Purchaser will provide such cooperation, at Seller’s sole expense, as Seller shall reasonably request). If no such protective order or other remedy is obtained and Purchaser or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, Purchaser or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Purchaser or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at Seller’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, Purchaser will not oppose action by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to Seller shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over Purchaser, its Affiliates or its or its Affiliates’ Representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory or self-regulatory examiner, where in each case of the immediately preceding clauses (i) and (ii), such request or examination does not expressly reference Seller, its Affiliates, the Receivables or this Agreement.

(d) Financial Statements. Notwithstanding anything herein to the contrary, nothing in this Section 6.9 shall be construed to restrict Purchaser from (i) including disclosure of the Purchase Price and the amount and nature of the Purchased Receivables in the footnotes to Purchaser’s audited annual financial statements, to the extent so required by Purchaser’s independent accountants, or including comparable disclosure in Purchaser’s unaudited quarterly financial statements, or (ii) providing copies of such audited annual and unaudited quarterly financial statements to Purchaser’s existing or prospective lenders or direct or indirect beneficial owners, as long as such lenders or beneficial owners have agreed to be bound by the provisions of this Section 6.9 or are otherwise subject to reasonable restrictions of confidentiality.

(e) Termination of Confidentiality Agreement. Effective upon the date hereof, the Confidentiality Agreement, dated [***] (the “Confidentiality Agreement”), between Seller and Purchaser shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 6.9 (it being understood and agreed that this Section 6.9 shall apply to all Confidential Information furnished prior to the date of this Agreement).

(f) Specific Enforcement. Purchaser acknowledges and agrees that remedies at law may not be adequate to protect Seller against any actual or threatened breach of this Section 6.9 by Purchaser, its Affiliates or its or its Affiliates’ Representatives, and that Seller shall be entitled to seek specific performance and temporary and permanent injunctive relief or other equitable relief as a remedy for any such actual or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 6.9 but shall be in addition to all other rights and remedies available at law or equity to Seller.

Section 6.10 Public Announcements; Use of Names.

(a) Neither party hereto shall, and each party hereto shall instruct its Affiliates and its and its Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law (in which case the party hereto required by applicable Law to issue or make the press release, public announcement or other public disclosure shall allow the other party hereto reasonable time to comment on such press release, public announcement or other public disclosure in advance of the issuance or making thereof).

(b) Notwithstanding the foregoing, if a party hereto determines that it is required to issue or make any press release, public announcement or other public disclosure with respect to this Agreement or the subject matter hereof pursuant to securities Laws or the rules and regulations of any securities exchange, market or trading system (including, for the avoidance of doubt, (i) any issuance by Seller of a press release and a current report on Form 8-K relating to the transactions contemplated by this Agreement and (ii) any public filing by Seller of a copy of this Agreement as an exhibit to the aforementioned current report on Form 8-K or as an exhibit to any other periodic report of Seller filed pursuant to the Securities and Exchange Act of 1934, as amended), then such party may issue or make such press release, public announcement or other public disclosure (and, for the avoidance of doubt, without needing to comply with the provisions of Section 6.10(a)) so long as such party provides a reasonable opportunity to the other party hereto to comment on such press release, public announcement or other public disclosure in advance of the issuance or making thereof to the extent practicable under the circumstances.

(c) Notwithstanding the foregoing, any party hereto may, without the consent of the other party hereto, make public disclosures of any information with respect to this Agreement or the subject matter hereof which is the same as the information that has already been publicly disclosed by such party, or the other party hereto, in compliance with the foregoing provisions of this Section 6.10.

(d) Except as contemplated by Section 6.10(c) with respect to identifying Seller, it is understood and agreed that Purchaser shall not, without Seller’s prior written consent, identify Seller, its Affiliates or its or its Affiliates’ directors, officers, employees or agents in any advertising, press releases, sales literature or other promotional materials to be disseminated to any Person other than to Purchaser, its Affiliates and its and its Affiliates’ Representatives and investors (and potential investors). Except as contemplated by Section 6.10(c) with respect to identifying Purchaser, it is understood and agreed that Seller shall not, without Purchaser’s prior written consent, identify Purchaser, its Affiliates or its or its Affiliates’ directors, officers, employees or agents in any advertising, press releases, sales literature or other promotional materials to be disseminated to any Person other than to Seller, its Affiliates and its and its Affiliates’ Representatives and investors (and potential investors).

(e) Notwithstanding anything herein to the contrary, Seller may, without the consent of Purchaser, disclose (and nothing herein shall be construed to restrict Seller from disclosing) (i) the Purchase Price and the amount and nature of the Purchased Receivables in the annual and other periodic reports and financial statements of Seller and its Affiliates and (ii) Purchaser’s identity and Purchaser’s Purchased Percentage Interest to the other Royalty Parties.

Section 6.11 Tax Matters.

(a) Seller and Purchaser agree that for United States federal income tax purposes and, to the extent applicable, U.S. state, local, non-income and non-U.S. tax purposes, the transactions contemplated by this Agreement are intended to be treated as a sale. The parties shall file tax returns consistent with the foregoing and shall not take a position inconsistent with the foregoing unless required pursuant to a “determination” that is final within the meaning of Section 1313 of the Code. If there is an inquiry by any taxing authority of Seller or Purchaser related to matters addressed in this Section 6.11 (Tax Matters), the parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 6.11 (Tax Matters).

(b) Purchaser agrees (i) to notify Seller and the Escrow Agent in writing as soon as practicable, but in any event [***] prior to the next payment of any Purchased Receivables or other amount due to Purchaser hereunder, if (A) Purchaser becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate, other tax form or information furnished in connection therewith or with this Agreement that was previously delivered pursuant to this Agreement ceases to be accurate or complete, and (ii) to the extent it is legally eligible to do so, to provide to Seller and the Escrow Agent any additional tax forms or information relating to any Applicable Withholding Certificate (A) upon reasonable request by Seller or the Escrow Agent and (B) subject to clause (b)(i)(A) of this Section 6.11, promptly upon any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement becoming obsolete. Purchaser agrees to notify each of Seller and the Escrow Agent as soon as practicable, but in any event [***] prior to the next payment of any Purchased Receivables or other amount due to Purchaser hereunder, if the statements in Section 5.10 (if made as of any date after the Closing Date) cease, or because of any change of Law, any omission by Purchaser or any act planned or performed by Purchaser, would in the future cease, to be true.

(c) All payments to Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any tax, provided that, if Seller reasonably determines in consultation with Purchaser that deduction or withholding of any tax has become required from any amount payable hereunder (but for this sentence) to Purchaser, then Seller shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Purchaser, provided, further, that Seller shall provide reasonable advance notice to Purchaser of its intention to withhold and shall provide Purchaser a reasonable opportunity to take (with Seller’s cooperation) any measures that could reduce or eliminate the amount of such withholding. Seller shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 6.11 (Tax Matters) to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Purchaser. Seller shall use commercially reasonable efforts to give or cause to be given to Purchaser such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Purchaser to claim appropriate exemption therefrom, or credit therefor, and, in each case, shall furnish Purchaser with proper evidence of the taxes withheld and remitted to the relevant taxing authority.

Section 6.12 Further Actions. From and after the Closing, each of Purchaser and Seller shall, at the expense of the requesting party, execute and deliver such additional documents (including the Specified Financing Statements, other financing statements and continuation statements in respect thereof), certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement.

Section 6.13 Enforcement of Listed Patents.

(a) Notice and Consultation. In the event that Purchaser or a Responsible Employee of Seller becomes aware of any Infringement (as defined in Section 10.2.1 of the License Agreement) of any of the Listed Patents (“Specified Infringement”), then promptly [***] following Purchaser or such Responsible Employee of Seller, respectively, becoming aware of such Specified Infringement, Purchaser or Seller, respectively, shall inform the other party hereto of such Specified Infringement. Seller shall notify the Licensee of such Specified Infringement in accordance with Section 10.2.1(a)(i) of the License Agreement. Seller shall provide to Purchaser a copy of any written notice of any Specified Infringement delivered or received by Seller (other than any such notice provided by Purchaser) as soon as practicable [***] following such delivery or receipt by Seller. Promptly following Seller’s delivery to the Licensee of a notice of any Specified Infringement in accordance with Section 10.2.1(a)(i) of the License Agreement, Seller and Purchaser shall consult with each other (and, if applicable, any other Royalty Parties) with a view to determining the appropriate course of action to take with respect to such Specified Infringement. Seller shall convey the collective views of Purchaser and Seller (and, if applicable, any other Royalty Parties) regarding such Specified Infringement to the Licensee.

(b) Enforcement. If Seller has the right pursuant to Section 10.2.1(a)(ii) or 10.2.1(a)(iii) of the License Agreement and applicable Law to institute suit or other legal proceedings to enforce any of the Listed Patents in respect of any Specified Infringement (and only in the event that the Licensee has not already exercised (nor expressed its intent to exercise) its right pursuant to Section 10.2.1(a)(ii) or 10.2.1(a)(iii) of the License Agreement (and the last sentence of Section 10.2.1(a)(vi) of the License Agreement) to institute such a suit or other legal proceeding in respect of such Specified Infringement), then promptly [***] following a Responsible Employee of Seller becoming aware of such right of Seller, Seller shall provide notice of such right to Purchaser. Only in the event that the Licensee has not already exercised (nor expressed its intent to exercise) its right pursuant to Section 10.2.1(a)(ii) or 10.2.1(a)(iii) of the License Agreement (and the last sentence of Section 10.2.1(a)(vi) of the License Agreement) to institute such a suit or other legal proceeding in respect of such Specified Infringement, Seller may, and if requested in writing by the Required Royalty Parties [***] after receipt by Purchaser of notice of such right pursuant to the first sentence of this Section 6.13(b), shall (to the extent Seller has the right to do so under applicable Law without joinder of any Person), proceed, in consultation with the Required Royalty Parties, to institute such a suit or other legal proceeding and to use commercially reasonable efforts to enforce the Listed Patents, and to exercise such rights and remedies, relating to such Specified Infringement as shall be available to Seller under applicable Law, but, in each case, subject to the terms and conditions of the License Agreement (including Section 10.2.1 thereof). In connection with any such enforcement of the Listed Patents by Seller, (i) Seller shall employ such lead counsel as the Required Royalty Parties shall recommend for such purpose (as long as such counsel is reasonably acceptable to Seller), and (ii) [***].

(c) Allocation of Proceeds of Enforcement. The Proceeds of any enforcement of any of the Listed Patents (i) by Seller pursuant to this Section 6.13 and Section 10.2.1(a)(ii) or 10.2.1(a)(iii) of the License Agreement or (ii) by the Licensee pursuant to Section 10.2.1(a)(ii) or 10.2.1(a)(iii) of the License Agreement (and the last sentence of Section 10.2.1(a)(vi) of the License Agreement), in each case of the immediately preceding clauses (i) and (ii), after deduction (and reimbursement to the Royalty Parties) of all costs and expenses (including attorneys’ fees and expenses) incurred by the Royalty Parties in connection with such enforcement, shall be allocated among and paid to the Royalty Parties in proportion to their respective Percentage Interests (taking into account any variation in such respective Percentage Interests over different time periods, if applicable) (such payment, after giving effect to such deduction and reimbursement, is referred to in the immediately succeeding sentence as the “net payment”). Notwithstanding anything to the contrary herein, and for the avoidance of doubt, it is understood and agreed that Purchaser shall not be entitled to receive any such net payment if the Threshold Date has occurred.

(d) Allocation of Costs of Enforcement. All costs and expenses (including attorneys’ fees and expenses) (i) reasonably incurred by Seller in connection with any enforcement of any of the Listed Patents by Seller pursuant to this Section 6.13 and Section 10.2.1(a)(ii) or 10.2.1(a)(iii) of the License Agreement (other than any such costs and expenses of Seller that are satisfied out of the Proceeds of such enforcement) and (ii) incurred by Seller in connection with any enforcement of any of the Listed Patents by the Licensee pursuant to Section 10.2.1(a)(ii) or 10.2.1(a)(iii) of the License Agreement (and the last sentence of Section 10.2.1(a)(vi) of the License Agreement) (other than any such costs and expenses of Seller that are satisfied out of the Proceeds of such enforcement or with respect to which Seller has been fully reimbursed by the Licensee pursuant to the last sentence of Section 10.2.1(a)(vi) of the License Agreement) shall be borne (as such costs and expenses are incurred) by the Royalty Parties in proportion to their respective Percentage Interests (taking into account any variation in such respective Percentage Interests over different time periods, if applicable), and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Percentage Interest of such costs and expenses. The Royalty Parties shall fund any retainers or advances required by the lead counsel selected pursuant to the last sentence of Section 6.13(b) for such enforcement (and that are incurred by Seller) in proportion to their respective Percentage Interests (taking into account any variation in such respective Percentage Interests over different time periods, if applicable) (such amounts to be credited or deducted from the actual amounts owed by the Royalty Parties under the immediately preceding sentence), and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Percentage Interest of such retainers and advances. With respect to any enforcement by Seller pursuant to Section 6.13(b), nothing contained herein shall limit any Royalty Party from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel selected pursuant to the last sentence of Section 6.13(b) for such enforcement.

(e) Other Matters. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, it is understood and agreed that (i) this Section 6.13 shall not apply to any enforcement of any issued patents or pending patent applications to the extent relating to any Excluded Product and (ii) all of the costs and expenses incurred by Seller in connection with any such enforcement shall be borne 100% by Seller and all of the proceeds of any such enforcement shall be allocated 100% to Seller.

Section 6.14 [***].

Section 6.15 Prosecution and Maintenance of Listed Patents.

(a) Licensee-Abandoned Listed Patents. With respect to any Listed Patents that are prosecuted and maintained by the Licensee under Section 10.1.3(b) of the License Agreement, in the event Seller receives a written notice from the Licensee under Section 10.1.6 of the License Agreement indicating that the Licensee has decided to expressly abandon, or to allow to purposely lapse, any of such Listed Patents (the “Licensee-Abandoned Listed Patents”), Seller shall (i) prosecute and maintain the Licensee-Abandoned Listed Patents, including any supplementary protection certificates and the like where available and commercially reasonable, (ii) cause all required prosecution and maintenance fees and like payments with respect to the Licensee-Abandoned Listed Patents to be paid when due and (iii) not disclaim or finally abandon any of the Licensee-Abandoned Listed Patents without filing a continuation application, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of any of the Licensee-Abandoned Listed Patents, except, in each case of clauses (i), (ii) and (iii) with respect to any Licensee-Abandoned Listed Patent, where the failure to prosecute or maintain such Licensee-Abandoned Listed Patent is commercially reasonable, where the failure to cause any such payments to be made in respect of such Licensee-Abandoned Listed Patent is commercially reasonable, or where such disclaimer or abandonment of such Licensee-Abandoned Listed Patent is commercially reasonable. Seller shall keep Purchaser reasonably informed regarding the prosecution and maintenance of any Licensee-Abandoned Listed Patents, including providing drafts of substantive filings, and shall reasonably take into account any recommendations from Purchaser.

(b) Other Listed Patents. With respect to any Listed Patents that are prosecuted and maintained by Seller as described in Section 2(i) of Part A of the Disclosure Document (the “Other Listed Patents”), Seller shall (i) prosecute and maintain the Other Listed Patents, (ii) cause all required prosecution and maintenance fees and like payments with respect to the Other Listed Patents to be paid when due and (iii) not disclaim or finally abandon any of the Other Listed Patents without filing a continuation application, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of any of the Other Listed Patents, except, in each case of clauses (i), (ii) and (iii) with respect to any Other Listed Patent: (A) where the failure to prosecute or maintain such Other Listed Patent is commercially reasonable, where the failure to cause any such payments to be made in respect of such Other Listed Patent is commercially reasonable, or where such disclaimer or abandonment of such Other Listed Patent is commercially reasonable; or (B) in the event the Licensee assumes the responsibility to prosecute and maintain such Other Listed Patent pursuant to Section 10.1.6 of the License Agreement. Seller shall keep Purchaser reasonably informed regarding the prosecution and maintenance of any Other Listed Patents that Seller is prosecuting, including providing drafts of substantive filings, and shall reasonably take into account any recommendations from Purchaser.

(c) Allocation of Costs of Administration. All costs and expenses (including attorneys’ fees and expenses) reasonably incurred by Seller in connection with the prosecution and maintenance of the Licensee-Abandoned Listed Patents and the Other Listed Patents shall be borne (as such costs and expenses are incurred) by the Royalty Parties in proportion to their respective Percentage Interests (taking into account any variation in such respective Percentage Interests over different time periods, if applicable), and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective Percentage Interest of such costs and expenses reasonably incurred by Seller.

(d) Other Matters. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, it is understood and agreed that (i) this Section 6.15 shall not apply to the prosecution or maintenance of any issued patents or pending patent applications to the extent relating to any Excluded Product and (ii) all of the costs and expenses incurred by Seller in connection with any such prosecution or maintenance shall be borne 100% by Seller.

Section 6.16 Acknowledgments and Agreements by Purchaser; Limitation of Seller’s Duties and Obligations.

(a) Notwithstanding any provision of this Agreement (including other provisions of this Article VI) to the contrary, nothing contained in this Agreement shall obligate Seller to (x) take any action, or omit to take any action, that (i) would conflict with, violate or cause a violation of, contravene or cause a default under, the License Agreement or any applicable Law or any Judgment binding upon Seller, (ii) would otherwise, in the judgment of Seller (exercised reasonably and in good faith, having regard for the subject matter of this Agreement), adversely affect in any material respect Seller, including by means of exposing Seller to material liability (whether in relation to the transactions contemplated by the License Agreement or otherwise), or (iii) would, or would involve any disclosure that would, result in the loss or waiver of any attorney-client privilege available to Seller; provided, that Seller shall use its commercially reasonable efforts to implement arrangements that would permit such action, omission or disclosure while preserving such privilege; or (y) assign or otherwise transfer any Seller IP Assets to Purchaser or any other Person.

(b) [***].

Section 6.17 Seller’s Commercially Reasonable Efforts and Judgment. It is understood and agreed that, in determining whether Seller’s efforts or judgments are “commercially reasonable” with respect to any covenant that specifically references such term in this Article VI, Seller shall be deemed to be acting or making a judgment in a commercially reasonable manner if Seller would reasonably be expected to act in the same manner if Seller had the sole right, title and interest in and to the Receivables and the Proceeds, without taking into account the other unrelated assets of Seller or other unrelated lines of business of Seller that could be impacted by such action or judgment.

Section 6.18 Purchaser Consent Rights. It is understood and agreed that, in determining whether Purchaser would be reasonable in withholding its consent to a proposed action pursuant to Article VI, Purchaser shall be deemed to be acting reasonably in withholding its consent if (a) Purchaser would reasonably be expected (i) to suffer adverse economic consequences, or (ii) [***] as a result of the action to which its consent is sought and (b) Purchaser shall not be provided with reasonable compensation in respect thereof.

Section 6.19 Notification of Royalty Parties. Promptly following a Responsible Employee of Seller becoming aware of any Person becoming a Royalty Party (other than pursuant to Section 8.5(a), and other than Purchaser becoming a Royalty Party upon consummation of the Closing), Seller will send Purchaser a written notice setting forth the identity of such Royalty Party and the amount of such Royalty Party’s Percentage Interest.

Section 6.20 Licensee Instruction Letter. After Seller’s delivery of the Licensee Instruction Letter to the Licensee and prior to the Termination Date of this Agreement, Seller shall not, without Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), deliver any further directions to the Licensee regarding payment of the Purchased Receivables of the type referred to in paragraph no. 3 of the Licensee Instruction Letter.

Section 6.21 Seller’s Name. Seller shall provide to Purchaser [***] written notice prior to any change to Seller’s legal name, jurisdiction of formation or entity type.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Obligation of Parties to Indemnify.

(a) Indemnification by Seller. Subject to the limitations set forth in this Article VII, from and after the Closing, Seller shall indemnify Purchaser against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses) and damages (collectively, “Losses”) incurred by Purchaser or its limited partners, general partners, directors, officers, employees or agents (each, a “Purchaser Indemnified Party”), to the extent arising or resulting from any of the following:

(i) any breach of any representation or warranty made by Seller in this Agreement; and

(ii) any breach of any covenant or agreement of Seller contained in any of the Transaction Documents.

(b) Indemnification by Purchaser. Subject to the limitations set forth in this Article VII, from and after the Closing, Purchaser shall indemnify Seller against any and all Losses incurred by Seller or its directors, officers, employees or agents (each, a “Seller Indemnified Party”), to the extent arising or resulting from any of the following:

(i) any breach of any representation or warranty made by Purchaser in this Agreement; and

(ii) any breach of any covenant or agreement of Purchaser contained in any of the Transaction Documents.

Section 7.2 Procedures Relating to Indemnification for Third Party Claims.

(a) Notice of Third Party Claim. In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this Article VII in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must, promptly after its receipt of notice of the commencement of such Third Party Claim, notify the party from whom indemnification is sought under this Article VII (the “Indemnifying Party”) in writing (including in such notice a brief description of such Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(b) Defense of Third Party Claims. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided, that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party, provided that such counsel is not reasonably objected to by the Indemnifying Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c) Cooperation. The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the

Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which does not impose any non-monetary penalties on the Indemnified Party and releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to this Article VII if the Indemnified Party shall settle such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

Section 7.3 Procedures Relating to Indemnification for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Article VII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

Section 7.4 Limitations on Indemnification.

(a) Seller. Notwithstanding anything in this Agreement to the contrary, Seller shall not have any liability under clause (i) of Section 7.1(a):

(i) with respect to any individual item (or any series of related items) if the Loss related thereto is less than $[***];

(ii) unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds $[***], in which case Seller shall pay [***]; or

(iii) on any day on which such indemnity claim under clause (i) of Section 7.1(a) is paid by Seller, in excess of the Cap Amount for such day. “Cap Amount” means, for any day on which an indemnity claim under clause (i) of Section 7.1(a) is paid by Seller, the excess of (x) the Purchase Price over (y) the sum of (A) the aggregate amount of Purchased Receivables received by Purchaser on or prior to such day after deducting the amount of such Purchased Receivables that has been actually repaid by Purchaser on or prior to such day pursuant to Section 6.2(d) and (B) the aggregate amount of payments made under clause (i) of Section 7.1(a) by Seller on or prior to such day.

(b) Purchaser. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have any liability under clause (i) of Section 7.1(b):

(i) with respect to any individual item (or any series of related items) if the Loss related thereto is less than $[***];

(ii) unless the aggregate liability for all Losses suffered by the Seller Indemnified Parties thereunder exceeds $[***], in which case Purchaser shall pay [***]; or

(iii) in excess of the Purchase Price, in the aggregate.

Section 7.5 Survival of Representations and Warranties. The representations and warranties contained in this Agreement, other than the Specified Representations and the Fundamental Representations, (the “Standard Representations”) shall survive the Closing solely for purposes of Section 7.1 and shall terminate on [***]. The Specified Representations shall survive the Closing solely for purposes of Section 7.1 and shall terminate on [***]. The Fundamental Representations shall survive the Closing solely for purposes of Section 7.1 and shall terminate on [***]. No party hereto shall have any liability or obligation of any nature with respect to any Standard Representation, any Specified Representation or any Fundamental Representation after the termination thereof, unless with respect to the Standard Representations and the Specified Representations, the other party hereto shall have delivered a notice to such party, pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, (i) in the case of the Standard Representations, [***], or (ii) in the case of the Specified Representations, [***], as applicable.

Section 7.6 No Implied Representations and Warranties. Purchaser acknowledges and agrees (x) that, other than the representations and warranties of Seller specifically contained in Article IV, there are no representations or warranties of Seller or any other Person either expressed or implied (for the benefit of Purchaser) with respect to Seller (or any of its Affiliates), the Relevant Royalty Payments, the Receivables, the Seller IP Assets, MAVYRET, any other Relevant Products, the License Agreement, any Sublicense Agreement or the transactions contemplated by the Transaction Documents, the License Agreement or any Sublicense Agreement and (y) that it does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in Article IV. Without limiting the foregoing, Purchaser acknowledges and agrees that (a) Purchaser, together with its Affiliates and its and its Affiliates’ Representatives, have made their own investigation of Seller (and its Affiliates), the Relevant Royalty Payments, the Receivables, the Seller IP Assets, MAVYRET, any other Relevant Products, the License Agreement, any Sublicense Agreement and the transactions contemplated by the Transaction Documents, the License Agreement and any Sublicense Agreement and are not relying on, and shall have no remedies in respect of, (i) any implied warranties or (ii) except to the extent specifically contained in Article IV, any representation or warranty whatsoever as to the future amount or potential amount of the Relevant Royalty Payments and the Receivables, as to the validity or value of the Seller IP Assets, or as to the creditworthiness of the Licensee (or any of its Affiliates) or any Sublicensee (or any of its Affiliates) and (b) except as expressly set forth in any representation or warranty in Article IV, Purchaser shall have no claim or right regarding losses or damages pursuant to this Article VII (or otherwise) with respect to any information, documents or materials furnished or made available to Purchaser or any of its Affiliates or its or its Affiliates’ Representatives in any data room, presentation, interview or in any other form or manner relating to the transactions contemplated by the Transaction Documents, the License Agreement or any Sublicense Agreement. Purchaser further acknowledges and agrees that (A) as between the parties hereto, Purchaser is assuming all market risk associated with MAVYRET and any other Relevant Products and, as such, shall have no recourse against Seller or any of Seller’s Affiliates based on the failure of the sales of MAVYRET or any other Relevant Product to meet its or any other Person’s projections, and (B) neither Seller nor any of Seller’s Affiliates guarantees any obligations of the Licensee under the License Agreement.

Section 7.7 Exclusive Remedy. Other than for breaches of any covenants or agreements set forth in Section 6.9 or Article VIII, the parties hereto acknowledge and agree that, from and after the Closing, this Article VII (including Section 7.4 and Section 7.5) shall provide such parties’ sole and exclusive remedy with respect to any matter or claim arising out of, relating to or in connection with any of the Transaction Documents or any of the transactions contemplated thereby and, without limiting the foregoing, neither party shall be entitled to rescind this Agreement, except that any such claim or matter based upon fraud, deliberate or willful breach of covenant or willful misconduct shall not be subject to or limited by this Article VII.

Section 7.8 Limitations on Damages. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event shall either party hereto be liable (including under Section 7.1) for any (i) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (ii) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case of clauses (i) and (ii), of the other party hereto (other than any such damages or losses occasioned by any breach of the covenants or agreements set forth in Section 6.9), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents (except as aforesaid) and whether in contract, tort or breach of statutory duty or otherwise, even if such party has been advised of the possibility of such damages. For greater certainty, (a) nothing in this Section 7.8 shall have the effect of precluding the recovery of Losses incurred by a Purchaser Indemnified Party to the extent such Losses constitute Purchased Receivables under this Agreement, notwithstanding that the loss of a receivable or a payment in the nature of the Purchased Receivables might otherwise be characterized as a pure economic loss, and (b) Purchaser shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article VII, for Losses incurred by a Purchaser Indemnified Party to the extent such Losses constitute any portion of the Purchased Receivables that Purchaser was or would have been entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Receivables shall not be deemed special, indirect, incidental, exemplary, punitive, multiple or consequential damages for any purpose of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction of the provisions of this Agreement.

Section 8.2 Notices. All requests, notices and other communications under this Agreement to a party hereto shall be in writing and shall be sent by email with PDF attachment, courier or personal delivery to the following address of such party, or to such other address as shall be designated from time to time by such party in accordance with this Section 8.2:

If to:	Address:	With copies to (which shall not constitute service of process):
Seller	Enanta Pharmaceuticals, Inc. 500 Arsenal Street Watertown, MA 02472 Attention: [***] Email: [***]	Enanta Pharmaceuticals, Inc. 500 Arsenal Street Watertown, MA 02472 Attention: [***] Email: [***]

Purchaser	OCM Life Sciences Portfolio LP c/o OMERS Capital Markets 900 – 100 Adelaide St W Toronto, Ontario, Canada M5H 0E2 Attention: [***] Email: [***]	OMERS Capital Markets 900 – 100 Adelaide St W Toronto, Ontario, Canada M5H 0E2 Attention: [***] Email: [***]

All notices and communications under this Agreement shall be effective upon receipt by the addressee. Notwithstanding anything to the contrary in this Section 8.2, all notices and communications under Sections 7.2(a) and 7.3 and all service of legal process shall be sent by courier or by personal delivery.

Section 8.3 No Personal Liability. It is expressly understood and agreed by Seller and Purchaser that:

(a) each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Seller Non-Warranting Parties”);

(b) each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Purchaser is made by Purchaser and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including any Representative of Purchaser or of Purchaser’s Affiliates (other than, in each case, Purchaser GP, in its capacity as general partner of Purchaser) (the “Purchaser Non-Warranting Parties”);

(c) other than Seller, Purchaser and Purchaser GP, in its capacity as general partner of Purchaser, no Person, including the Seller Non-Warranting Parties and the Purchaser Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or Purchaser, as applicable, or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby; and

(d) the provisions of this Section 8.3 are intended to benefit each and every one of the Seller Non-Warranting Parties and the Purchaser Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Law.

Section 8.4 Expenses. Other than the fees, costs and expenses of the Escrow Agent, all fees, costs and expenses (including any legal, accounting, financial advisory and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall be paid by the party hereto incurring such fees, costs and expenses. The fees, costs and expenses of the Escrow Agent shall be borne in the manner specified in the Escrow Agreement.

Section 8.5 Assignment.

(a) By Purchaser. Neither this Agreement nor any of Purchaser’s rights, interests or obligations hereunder (including Purchaser’s rights in respect of the Purchased Receivables) may be assigned, delegated or otherwise transferred, in whole or in part, by operation of Law, merger, change of control, or otherwise, by Purchaser without the prior written consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned), and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that following the Closing, Purchaser may, upon [***] prior written notice to Seller, but without the prior written consent of Seller, assign this Agreement and all of Purchaser’s rights, interests and obligations hereunder, in whole, to an Affiliate of Purchaser or to a fund that is exclusively managed by Purchaser or by its Affiliate (in each case, an “Affiliate Transferee”) if (i) such Affiliate Transferee agrees in a writing, in form and substance reasonably satisfactory to Seller, to perform all obligations under, and to be bound by all the provisions of, this Agreement (including Section 6.11 and each of the other covenants set forth in Article VI that are applicable to Purchaser) as if such Affiliate Transferee were the “Purchaser” under this Agreement, (ii) such Affiliate Transferee agrees in a writing, in form and substance reasonably satisfactory to Seller and the Escrow Agent, to perform all obligations under, and to be bound by the provisions of, the Escrow Agreement as if such Affiliate Transferee were a “Purchaser” under the Escrow Agreement, (iii) such Affiliate Transferee’s creditworthiness (after giving effect to such assignment) is at least as favorable to Seller as that of Purchaser at the time of such assignment and (iv) such Affiliate Transferee represents and warrants to Seller that each of the representations and warranties set forth in Article V (including those set forth in Section 5.10) are true and correct as of the date of such assignment as if such Affiliate Transferee were the “Purchaser” under this Agreement (with such modifications to Section 5.1 and the first sentence of Section 5.10 as are necessary to account for such Affiliate Transferee’s entity type and jurisdiction of organization (but, in any event, the first sentence of Section 5.10 shall confirm that such Affiliate Transferee is exempt from United States federal withholding tax on all payments with respect to the Purchased Receivables) and with such language giving effect to such modifications as shall be agreed to by Seller (such agreement of Seller not to be unreasonably withheld, delayed or conditioned)).

(b) By Seller. Neither this Agreement nor any of Seller’s rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by operation of Law, merger, change of control, or otherwise, by Seller without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that Seller shall have the right, without the need for any consent from Purchaser, to assign, delegate or transfer this Agreement and any or all of its rights, interests or obligations hereunder, in whole or in part, in conjunction with any assignment of the License Agreement by Seller that does not require the consent of the Licensee under Section 14.2 or 14.11 of the License Agreement (including, for the avoidance of doubt, a Change of Control with respect to Seller).

(c) Successors and Assigns. Subject to the provisions of Section 8.5(a) and Section 8.5(b), this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 8.6 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing, which writing must be signed by the party hereto granting such waiver.

(b) No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.7 Entire Agreement. This Agreement, including the Disclosure Document, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement. For the avoidance of doubt, the parties hereto also acknowledge, for purposes of this Section 8.7, the provisions of Section 7.6, Section 7.7 and Section 7.8 of this Agreement.

Section 8.8 Independent Contractors. The parties hereto recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other.

Section 8.9 No Third Party Beneficiaries. Except to the extent otherwise contemplated by Section 8.3, this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder. For the avoidance of doubt, indemnification under Article VII in respect of Losses incurred by a Purchaser Indemnified Party or a Seller Indemnified Party may only be enforced by Purchaser or Seller, respectively, and not by any other Person.

Section 8.10 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without regard to the conflicts of Laws principles thereof to the extent that such principles would require or permit the application of the Laws of a jurisdiction other than the State of New York.

Section 8.11 Jurisdiction; Venue; Service Of Process. Each party hereto irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York, the United States District Court for the Southern District of New York and any appellate court from either of them (such courts, collectively, the “New York Courts”) for the purposes of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the New York Courts. Each party hereto further agrees that service of any process, summons, notice or document by courier or personal delivery in accordance with Section 8.2 shall be effective service of process for any action, suit or other proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 8.11. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such action, suit or other proceeding, any claim that it is not subject personally to the jurisdiction of the New York Courts, that its property is exempt or immune from attachment or execution, that such action, suit or other proceeding is brought in an inconvenient forum, that the venue of such action, suit or other proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the New York Courts.

Section 8.12 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court, arbitrator or Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of such term or provision in any other jurisdiction.

Section 8.13 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Counterparts may be (i) signed in person and delivered in person or via electronic delivery (including emailing an electronic copy thereof) and/or (ii) signed and delivered by means of employing electronic signature technology that complies with the Electronic Signatures in Global and National Commerce Act of 2000 (E-SIGN), or other applicable Law governing the execution and delivery of this Agreement through electronic means, and any counterpart so executed and delivered shall be deemed to have been duly and validly executed and delivered and be valid and enforceable for all purposes.

Section 8.14 Termination of Agreement.

(a) Subject to Section 8.14(b), this Agreement shall continue in full force and effect until the Termination Date (as defined below). “Termination Date” means the earlier of (i) the Threshold Date and (ii) the date on which Purchaser has received the last payment of Purchased Receivables due and made pursuant to the License Agreement. Immediately upon the Termination Date, this Agreement shall automatically terminate (without the need for any action by any party hereto), save for any rights, obligations or claims of either party hereto which have accrued prior to the Termination Date (along with any corresponding limitations of liability in respect thereof).

(b) The following provisions shall survive any termination of this Agreement pursuant to this Section 8.14: Article I (Definitions; Interpretation), Section 6.2(b) (Payments to Seller), Section 6.2(d) (Overpayments), Section 6.9 (Confidentiality), Section 6.10 (Public Announcements; Use of Names), Section 6.16 (Acknowledgments and Agreements by Purchaser; Limitation of Seller’s Duties and Obligations) and Article VIII (Miscellaneous).

(c) From and after the Termination Date, Purchaser shall promptly execute and deliver to Seller all documents as Seller shall reasonably request to evidence the termination of this Agreement.

(d) Promptly following the Termination Date, Purchaser and Seller shall (i) in the event Purchaser is not the only “Purchaser” under the Escrow Agreement at such time, execute and deliver a joint written direction to the Escrow Agent terminating the Escrow Agreement solely with respect to Purchaser, and (ii) in the event Purchaser is the only “Purchaser” under the Escrow Agreement at such time, execute and deliver a joint written direction to the Escrow Agent terminating the Escrow Agreement in whole and setting forth disposition instructions with respect to any funds remaining in the Escrow Account.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

ENANTA PHARMACEUTICALS, INC.

By:	/s/ Paul J. Mellett
Name: Paul J. Mellett
Title: Chief Financial Officer

Signature Page to Royalty Purchase Agreement

PURCHASER:

OCM LIFE SCIENCES PORTFOLIO LP, by its general partner,
OCM LIFE SCIENCES PORTFOLIO G.P. INC.

By:	/s/ Rob Missere
Name: Rob Missere
Title: President

By:	/s/ Bernard Wu
Name: Bernard Wu
Title: Vice President

Signature Page to Royalty Purchase Agreement